Exhibit 10.3

SEVENTH AMENDMENT TO CREDIT AGREEMENT AND CONSENT

THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT AND CONSENT (this “Agreement”), dated as of December 9, 2022 (the “Seventh Amendment Effective Date”), is entered into among Societal CDMO, Inc. (f/k/a Recro Pharma, Inc.), a Pennsylvania corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto and ATHYRIUM OPPORTUNITIES III ACQUISITION LP, as Administrative Agent (the “Administrative Agent”). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Guarantors party thereto, the Lenders from time to time party thereto and the Administrative Agent have entered into that certain Credit Agreement, dated as of November 17, 2017 (as amended, restated, supplemented or modified from time to time prior to the Seventh Amendment Effective Date, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders (x) amend the Credit Agreement to provide for certain modifications of the terms as set forth below and (y) consent to the Loan Parties consummating the Permitted Seventh Amendment Effective Date Transaction (as defined below) as set forth below; and

WHEREAS, the Lenders and the Administrative Agent are willing to amend the Credit Agreement and provide the consent referred to herein, in each case, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Consent. Subject to satisfaction of the conditions precedent set forth in Sections 3 and 4 of this Agreement set forth below (it being understood, for the avoidance of doubt, that the consent set forth in this Section 1 shall not be effective unless and until such conditions precedent have been satisfied), notwithstanding the terms of Sections 8.05 and 8.14 of the Credit Agreement, the Administrative Agent and the Lenders hereby (a) consent to the Permitted Seventh Amendment Effective Date Transaction, (b) agree that the consideration received by the Loan Parties for the Permitted Seventh Amendment Effective Date Transaction shall not fill the basket set forth in clause (b)(iv) of Section 8.05 of the Credit Agreement and (c) agree that, so long as the voluntary prepayment contemplated by Section 4 of this Agreement is made by the Borrower contemporaneously with consummation of the Permitted Seventh Amendment Effective Date Transaction, the Loan Parties shall not be required to make a mandatory prepayment pursuant to Section 2.03(b) of the Credit Agreement with the Net Cash Proceeds received from the Permitted Seventh Amendment Effective Date Transaction. The above consent shall not modify or affect the Loan Parties’ obligations to comply fully with the terms of Sections 8.05 or 8.14 of the Credit Agreement or any other duty, term, condition or covenant contained in the Credit Agreement or any other Investment Document in the future. The consent is limited solely to the specific consent identified above and nothing contained in this Agreement shall be deemed to constitute a waiver of any other rights or remedies the Administrative Agent or any Lender may have under the Credit Agreement or any other Investment Document or under applicable law.

2.    Amendments to Credit Agreement.

(a)    Subject to satisfaction of the conditions precedent set forth in Sections 3 and 4 of this Agreement set forth below (it being understood, for the avoidance of doubt, that the amendments set forth in this Section 2(a) shall not be effective unless and until such conditions precedent have been satisfied), the Credit Agreement is hereby amended as follows:

(i)    The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Land Sale Consent Property” means that certain 121 acre parcel owned by Societal CDMO Gainesville, LLC, as further specified in the Land Sale PSA.

“Land Sale PSA” means that certain Purchase and Sale Agreement, dated as of August 4, 2022, by and among Societal CDMO Gainesville, LLC and Weekley Homes, LLC.

“Minimum Liquidity Amount” means $5,000,000; provided, that, at any time and at all times after satisfaction of the conditions set forth in Section 5 of the Seventh Amendment, “Minimum Liquidity Amount” shall mean “$9,000,000”.

“Permitted Seventh Amendment Effective Date Transaction Agreement” means that certain Purchase and Sale and Escrow Agreement (together with all exhibits and schedules thereto), dated as of the Seventh Amendment Effective Date, by and among Societal CDMO Gainesville, LLC and Tenet Equity Funding SPE Gainesville, LLC.

“Seventh Amendment” means that certain Seventh Amendment to Credit Agreement and Consent, dated as of the Seventh Amendment Effective Date, by and among the Loan Parties, the Lenders party thereto and the Administrative Agent.

“Seventh Amendment Effective Date” means December 9, 2022.

(ii)    The definition of “Agreement” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Agreement” means this Credit Agreement, as amended or otherwise modified from time to time (including as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment and the Seventh Amendment).

(iii)    The definition of “Loan Documents” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Loan Documents” means this Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, each Note, the Fee Letter, the First Amendment Fee Letter, the Fourth Amendment Fee Letter, the Sixth Amendment Fee Letter, the Disclosure Letter, the Second Amendment Disclosure Letter, the Third Amendment Disclosure Letter, each Joinder Agreement, each Collateral Document and any other agreement, instrument or document designated by its terms as a “Loan Document”, excluding, for the avoidance of doubt, the Warrants.

(iv)    The penultimate sentence of Section 2.03(a) of the Credit Agreement is hereby amended to read as follows:

All amounts paid pursuant to this Section 2.03(a) shall be applied first, to outstanding Term B-2 Loans, second, to outstanding Term B-1 Loans, and third, to outstanding Term A Loans and to the principal repayment installments of each thereof in the inverse order of maturity.

(v)    Section 2.03(b)(i) of the Credit Agreement is hereby amended by adding the parenthetical “(other than any Disposition of the Land Sale Consent Property)” after the phrase “or Involuntary Disposition” and preceding the phrase “, prepay the Loans”.

(vi)    Section 2.03(b)(ii) of the Credit Agreement is hereby amended by adding the parenthetical “(other than any Disposition of the Land Sale Consent Property)” after the phrase “any Extraordinary Receipt” and preceding the phrase “, prepay the Loans”.

(vii)    The penultimate sentence of Section 2.03(b)(iv) of the Credit Agreement is hereby amended to read as follows:

Each such prepayment shall be applied first, to outstanding Term B-2 Loans, second, to outstanding Term B-1 Loans, and third, to outstanding Term A Loans and to the principal repayment installments of each thereof in the inverse order of maturity.

(viii)    Section 2.03(b) of the Credit Agreement is hereby amended by adding a new clause (vi) at the end thereof to read as follows:

(vi)    Land Sale Consent Property. The Borrower shall immediately upon the receipt by the Loan Parties of Net Cash Proceeds from the Disposition of the Land Sale Consent Property, prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds. Any prepayment pursuant to this clause (vi) shall be applied as set forth in clause (iv) above.

(xi)    Section 8.12 of the Credit Agreement is hereby amended by adding a new clause (e) at the end thereof to read as follows:

(e)    Amend, supplement, waive or otherwise modify, or enter into any forbearance from exercising any rights with respect to, the Permitted Seventh Amendment Effective Date Transaction Agreement or any document or other agreement entered into in connection therewith, in each case, in a manner materially adverse to the Lenders.

(x)    Section 8.16(a) of the Credit Agreement is hereby amended to read as follows:

(a)    Liquidity. Permit Unrestricted Cash of the Loan Parties held in Deposit Accounts for which the Administrative Agent shall have received a Deposit Account Control Agreement on a consolidated basis to be less than the Minimum Liquidity Amount as of the end of any fiscal month of the Borrower;

provided, that, notwithstanding the foregoing, upon the delivery by the Borrower to the Administrative Agent of a Liquidity Decrease Notice, from the date of such Permitted Acquisition and continuing for the next two full fiscal months of the Borrower ending thereafter (such period of decrease, the “Liquidity Decrease Period”), the Borrower shall not permit Unrestricted Cash of the Loan Parties held in Deposit Accounts for which the Administrative Agent shall have received a Deposit Account Control Agreement on a consolidated basis to be less than $5,000,000. For the avoidance of doubt, with respect to any calculation of the financial covenant set forth in this Section 8.16(a) made pursuant to clause (f) of the definition of Permitted Acquisition while a Liquidity Decrease Period is in effect, demonstration of compliance with such financial covenant on a Pro Forma Basis shall reflect the reduced liquidity requirement applicable during such Liquidity Decrease Period.

(xi)    Exhibit E to the Credit Agreement is hereby amended in its entirety to read in the form attached hereto as Exhibit E.

(b)    Subject to satisfaction of all of the conditions precedent set forth in Sections 3, 4 and 5 of this Agreement set forth below (it being understood, for the avoidance of doubt, that the amendments set forth in this Section 2(b) shall not be effective unless and until all such conditions precedent have been satisfied), the Credit Agreement is hereby amended as follows:

(i)    The definition of “Maturity Date” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Maturity Date” means June 30, 2024; provided, that, if such date is not a Business Day, the Maturity Date shall be the first Business Day immediately preceding such date.

(ii)    The table in Section 2.05 of the Credit Agreement is hereby amended to read as follows:

Payment Dates	Principal Amortization Payment
March 31, 2023	$2,500,000
June 30, 2023	$2,500,000
September 30, 2023	$2,500,000
December 31, 2023	$2,500,000
March 31, 2024	$2,500,000
Maturity Date	Outstanding Principal Balance of Loans

(iii)    The second parenthetical in Section 7.01(a) of the Credit Agreement is hereby amended to read as follows:

(except to the extent any such qualification results solely from (x) a current maturity of the Loans or (y) the maturity of any amortization payments required to be made by the Borrower pursuant to Section 2.05)

3.    Conditions Precedent to Effectiveness of Agreement. This Agreement shall be effective upon satisfaction of the following conditions precedent:

(a)    receipt by the Administrative Agent of counterparts of this Agreement duly executed by the Borrower, the Guarantors, the Lenders and the Administrative Agent; and

(b)    the Administrative Agent shall have received a certificate of a Responsible Financial Officer of the Borrower attaching thereto, and certifying as true, correct and complete, that certain fully executed and effective Purchase and Sale and Escrow Agreement, dated as of the Seventh Amendment Effective Date, by and among Societal CDMO Gainesville, LLC and Tenet Equity Funding SPE Gainesville, LLC, together with all schedules and exhibits thereto (the “Permitted Seventh Amendment Effective Date Transaction Agreement”).

4.    Conditions Precedent to Effectiveness of Consent Set Forth in Section 1 and Amendments Set Forth in Section 2(a) of this Agreement. The consent set forth in Section 1 of this Agreement and the amendments set forth in Section 2(a) of this Agreement, in each case, shall be effective upon satisfaction of the following conditions precedent on or prior to December 16, 2022 (or such later date as the Administrative Agent and the Borrower shall agree to in writing) (the “Drop Dead Date”):

(a)    the conditions precedent set forth in Section 3 of this Agreement shall have been satisfied on or prior to such date;

(b)    the Administrative Agent shall have received a certificate of a Responsible Financial Officer of the Borrower certifying that neither the Permitted Seventh Amendment Effective Date Transaction Agreement, nor any document or other agreement entered into in connection therewith, shall have been amended, supplemented or otherwise modified in any manner (except for any ministerial or technical changes that are not in any respect adverse to the Borrower, the Administrative Agent or the Lenders);

(c)    that certain Sale and Leaseback Transaction contemplated by the Permitted Seventh Amendment Effective Date Transaction Agreement shall have been consummated by Societal CDMO Gainesville, LLC pursuant to the Permitted Seventh Amendment Effective Date Transaction Agreement (the “Permitted Seventh Amendment Effective Date Transaction”);

(d)    the Borrower shall have received net cash proceeds of at least $25,000,000 from the issuance of its Qualified Capital Stock after the Seventh Amendment Effective Date;

(e)    the Borrower shall have made a voluntary prepayment of the Loans in an aggregate amount equal to the sum of (i) $60,000,000 in aggregate principal amount of the Loans plus (ii) all accrued interest on the principal amount of the Loans prepaid plus (iii) the exit fee required under Section 2.07(b) of the Credit Agreement with respect to the Loans prepaid (i.e., $600,000) (it being understood and agreed that such voluntary prepayment of the Loans shall be funded by the Borrower with (A) at least $37,000,000 in net cash proceeds received by the Loan Parties from the Permitted Seventh Amendment Effective Date Transaction, (B) at least $20,000,000 in net cash proceeds from the issuance of its Qualified Capital Stock after the Seventh Amendment Effective Date (as contemplated by clause (d) above) and (C) cash on the balance sheet for the remainder of such prepayment). Notwithstanding anything to the contrary set forth in the Credit Agreement or any other Loan Document, it is understood and agreed that the voluntary prepayment contemplated by this clause (e) shall (x) be applied ratably to the Term A Loans, the Term B-1 Loans and the Term B-2 Loans and (y) not be accompanied by any prepayment premium that would otherwise be required under Section 2.03(d) of the Credit Agreement;

(f)    the Administrative Agent shall have received a certificate of a Responsible Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, (i) certifying (A) that no Default or Event of Default shall have occurred and be continuing both immediately prior to and after giving effect to the Permitted Seventh Amendment Effective Date Transaction and (B) that the representations and warranties of the Borrower and each other Loan Party contained in Article VI of the Credit Agreement or any other Investment Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (and in all respects if any such representation and warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of consummation of the Permitted Seventh Amendment Effective Date Transaction, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation and warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date and (ii) certifying as to the satisfaction of the conditions set forth in clauses (c), (d) and (e) of this Section 4; and

(g)    the Borrower shall have paid all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent and all reasonable and documented out-of-pocket due diligence expenses of the Administrative Agent and the Lenders, in each case, incurred in connection with this Agreement and the transactions contemplated hereby and for which invoices have been issued (provided, that, the issuance of such invoices shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

5.    Conditions Precedent to Effectiveness of Amendments Set Forth in Section 2(b) of this Agreement. The amendments set forth in Section 2(b) of this Agreement shall be effective upon satisfaction of the following conditions precedent on or prior to the Drop Dead Date:

(a)    the conditions precedent set forth in Section 3 and Section 4 of this Agreement, in each case, shall have been satisfied on or prior to such date;

(b)    the Borrower shall have received net cash proceeds of at least $35,000,000 from the issuance of its Qualified Capital Stock after the Seventh Amendment Effective Date;

(c)    the Administrative Agent shall have received a certificate of a Responsible Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, (i) certifying (A) that no Default or Event of Default shall have occurred and be continuing as of the contemplated date of effectiveness of the amendments set forth in Section 2(b) of this Agreement and (B) that the representations and warranties of the Borrower and each other Loan Party contained in Article VI of the Credit Agreement or any other Investment Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (and in all respects if any such representation and warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the contemplated date of effectiveness of the amendments set forth in Section 2(b) of this Agreement, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation and warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, (ii) certifying as to the satisfaction of the condition set forth in clause (b) of this Section 5 and (iii) notifying the Administrative Agent of the Borrower’s intention that the amendments set forth in Section 2(b) shall become effective (it being understood, for the avoidance of doubt, that such notification may not indicate that only some of such amendments shall become effective (i.e., in order for any amendment set forth in Section 2(b) to become effective, all such amendments shall become effective)); and

(d)    the Borrower shall have paid all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent and all reasonable and documented out-of-pocket due diligence expenses of the Administrative Agent and the Lenders, in each case, incurred in connection with this Agreement and the transactions contemplated hereby and for which invoices have been issued (provided, that, the issuance of such invoices shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

6.    Reaffirmation. As of the Seventh Amendment Effective Date, each of the Loan Parties acknowledges and reaffirms (a) that it is bound by all of the terms of the Investment Documents to which it is a party and (b) that it is responsible for the observance and full performance of all Obligations, including without limitation, the repayment of the Loans. Furthermore, the Loan Parties acknowledge and confirm (i) that the Lenders have performed fully all of their obligations under the Credit Agreement and the other Investment Documents arising on or before the Seventh Amendment Effective Date other than their respective obligations specifically set forth in this Agreement and (ii) that by entering into this Agreement, the Lenders do not, except as expressly set forth herein, waive or release any term or condition of the Credit Agreement or any of the other Investment Documents or any of their rights or remedies under such Investment Documents or any applicable law or any of the Obligations of the Loan Parties thereunder.

7.    Release. As a material part of the consideration for the Administrative Agent and the Lenders entering into this Agreement, the Loan Parties agree as follows (the “Release Provision”):

(a)    The Administrative Agent, the Lenders, each of their respective Affiliates and each of the foregoing Persons’ respective officers, managers, members, directors, advisors, sub-advisors, partners, agents and employees, and their respective successors and assigns (hereinafter all of the above collectively referred to as the “Lender Group”), are irrevocably and unconditionally released, discharged and acquitted from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under or otherwise arising in connection with the Investment Documents, in each case arising on or prior to the Seventh Amendment Effective Date, except to the extent such actions, causes of action, claims, demands, damages and liabilities result from the gross negligence or willful misconduct of any of the Lender Group as determined by a court of competent jurisdiction in a final and nonappealable judgment; provided, that, the Loan Parties do not release, discharge or acquit the Lender Group from their respective obligations specifically set forth in this Agreement.

(b)    Each Loan Party hereby acknowledges, represents and warrants to the Lender Group that:

(i)    it has read and understands the effect of the Release Provision. Each Loan Party has had the assistance of independent counsel of its own choice, or has had the opportunity to retain such independent counsel, in reviewing, discussing, and considering all the terms of the Release Provision; and if counsel was retained, counsel for such Loan Party has read and considered the Release Provision and advised such Loan Party with respect to the same. Before execution of this Agreement, such Loan Party has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of the Release Provision.

(ii)    no Loan Party is acting in reliance on any representation, understanding, or agreement not expressly set forth herein or in the Credit Agreement or other Investment Documents. Each Loan Party acknowledges that the Lender Group has not made any representation with respect to the Release Provision except as expressly set forth herein.

(iii)    each Loan Party has executed this Agreement and the Release Provision thereof as its free and voluntary act, without any duress, coercion, or undue influence exerted by or on behalf of any person.

(iv)    the Loan Parties are the sole owners of the claims released by the Release Provision, and no Loan Party has heretofore conveyed or assigned any interest in any such claims to any other Person.

(c)    Each Loan Party understands that the Release Provision was a material consideration in the agreement of the Administrative Agent and the Lenders to enter into this Agreement. The Release Provision shall be in addition to any rights, privileges and immunities granted to the Administrative Agent and the Lenders under the Investment Documents.

8.    Miscellaneous.

(a)    The Credit Agreement and the Obligations of the Loan Parties thereunder and under the other Investment Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms, as amended by this Agreement. This Agreement is a Loan Document.

(b)    Each Guarantor (i) acknowledges and consents to all of the terms and conditions of this Agreement, (ii) affirms all of its Obligations under the Investment Documents, and (iii) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its Obligations under the Credit Agreement or the other Investment Documents.

(c)    The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

(i)    each Loan Party has taken all necessary corporate, limited liability company or other organizational action to authorize the execution, delivery and performance of this Agreement.

(ii)    this Agreement has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against each such Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting enforceability of creditors’ rights generally and to general principles of equity.

(iii)    no approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement other than (A) those that have already been obtained and are in full force and effect and (B) those that may be required under any applicable notices under securities laws.

(iv)    (A) the representations and warranties of the Borrower and each other Loan Party contained in Article VI of the Credit Agreement or any other Investment Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (and in all respects if any such representation and warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the Seventh Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation and warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date and (B) no event has occurred and is continuing which constitutes a Default or an Event of Default.

(d)    Each of the Loan Parties hereby affirms the Liens created and granted in the Loan Documents in favor of the Administrative Agent, for the benefit of the Secured Parties, and agrees that this Agreement does not adversely affect or impair such Liens and security interests in any manner.

(e)    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

(f)    If any provision of this Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g)    THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	SOCIETAL CDMO, INC.,
a Pennsylvania corporation

	By:	/s/ Ryan D. Lake
Name: Ryan D. Lake
Title: Chief Financial Officer

GUARANTORS:	SOCIETAL CDMO GAINESVILLE, LLC,
a Massachusetts limited liability company

	By:	/s/ Ryan D. Lake
Name: Ryan D. Lake
Title: Chief Financial Officer

SOCIETAL CDMO GAINESVILLE DEVELOPMENT, LLC,
a Delaware limited liability company

	By:	/s/ Ryan D. Lake
Name: Ryan D. Lake
Title: Chief Financial Officer

SOCIETAL CDMO SAN DIEGO, LLC,
a California limited liability company

	By:	/s/ Ryan D. Lake
Name: Ryan D. Lake
Title: Chief Financial Officer

ADMINISTRATIVE AGENT:	ATHYRIUM OPPORTUNITIES III ACQUISITION LP,
a Delaware limited partnership

By: Athyrium Opportunities Associates III LP, its General Partner

By: Athyrium Opportunities Associates III GP LLC, the General Partner of Athyrium Opportunities Associates III LP

	By:	/s/ Rashida Adams
	Name:	Rashida Adams
	Title:	Authorized Signatory

LENDERS:	ATHYRIUM OPPORTUNITIES III ACQUISITION LP,
a Delaware limited partnership

By: Athyrium Opportunities Associates III LP, its General Partner

By: Athyrium Opportunities Associates III GP LLC, the General Partner of Athyrium Opportunities Associates III LP

	By:	/s/ Rashida Adams
	Name:	Rashida Adams
	Title:	Authorized Signatory

ATHYRIUM OPPORTUNITIES II ACQUISITION LP,
a Delaware limited partnership

By: Athyrium Opportunities Associates II LP, its General Partner

By: Athyrium GP Holdings LLC, the General Partner of Athyrium Opportunities Associates II LP

	By:	/s/ Rashida Adams
	Name:	Rashida Adams
	Title:	Authorized Signatory

Exhibit E

Amended Compliance Certificate

(see attached)